Exhibit 10.1
HF FOODS GROUP INC.
6325 South Rainbow Boulevard, Suite 420
Las Vegas, Nevada 89118

[•], 2024

[•]
[•]

Re: Independent Director Offer Letter

Dear [•]:

HF Foods Group Inc., a Delaware corporation (the “Company” or “we”), is pleased to offer you, subject to the following conditions, a position as a member of its Board of Directors (the “Board”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board. Upon your acceptance, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.

1. Term. This Agreement is effective, and your service as director commenced as of [•], 2024. Your term as independent director shall continue subject to the provisions in Section 9 below or until your successor is duly elected and qualified. The position shall be up for re-nomination and re-election each year at the annual shareholder’s meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services (a) as a member of the Board; and (b) a member of the committees of the Board to which you are elected (hereinafter, your “Duties”). During the term of this Agreement, you will use reasonable best efforts to attend all convened meetings of the Board and, if requested by the Board or the Chairman, meetings of the shareholders of the Company, and of the Committees of which you may become a member as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board and committee (if any) regularly and as necessary via telephone, videostreaming conference, electronic mail or other forms of correspondence. Your duties as a committee member will be as set forth in the committee charters and will include attendance of committee meetings. During the continuance of your appointment, you will be expected to:

(i) faithfully, efficiently, competently and diligently perform your duties and exercise such powers as are appropriate to your role as an independent, non-executive director;

(ii) promptly declare, so far as you are aware, the nature of any interest, whether direct or indirect, which you or a direct family member may have in any transaction or proposed transaction entered into by the Company or any subsidiary or affiliate of the Company;

(iii) comply with all reasonable requests, instructions and regulations made or given by the Board (or by any duly authorized committee thereof) and give to the Chairman or the Board such explanations, information and assistance as the Chairman or the Board may reasonably require;

(v) act in the best interests of the Company;

(vi) use commercially reasonable efforts to promote and extend the interests and reputation of the Company, including assisting the Board in relation to public and corporate affairs and bringing to bear for the benefit of the Board your particular knowledge and experience; and

(vii) comply with all laws, rules and regulations promulgated: (i) regulating the marketing and sale of securities to the public, (ii) requiring all material, nonpublic information regarding the Company to remain confidential and not be selectively disclosed to any person who is not an officer or director of the Company or a person who has been authorized by the Company to receive such information, and (iii) requiring that directors timely, publicly disclose their ownership, acquisition and disposition of securities of the Company.

Since you are to be classified as an independent director at the time of your appointment, you shall promptly inform the Board of any circumstances that would likely affect such independent status.

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4. Compensation. As compensation for your services to the Company, you will receive upon execution of this Agreement cash compensation in the form of a Director’s Fee in the amount of US $[•] per annum, payable equally over 4 quarters. You also will be granted Equity Compensation in the form of time-vested restricted stock units as determined by the Board from time to time; the current annual award for independent directors is for stock units with a value at issuance of $[•]. You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings).

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors insurance policy in such form and amounts as the Company shall determine to maintain in its discretion.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, financial data, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and (iv) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

8. Non-Solicitation. During the term of your appointment, you shall not solicit for employment any employee of the Company with whom you have had contact due to your appointment.

9. Termination and Resignation. Your membership on the Board may be terminated for any or no reason by a vote of the shareholders holding at least a majority of the Company’s issued and outstanding ordinary shares entitled to vote, and as otherwise provided pursuant to the Company’s charter and by-laws. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. You will be automatically removed from the Board if you (i) are absent from meetings of the Board (such absence not being absence with leave or by arrangement with the Board) for six months in succession and the Board shall have resolved that your office shall be vacated; or, (ii) become prohibited by law from acting as a director. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

10. Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Delaware applicable to agreements made and to be performed entirely in the State of Delaware. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the American Arbitration Association (“AAA”) under the AAA Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Nevada law. The seat of arbitration shall be in Las Vegas, Nevada. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you to continue employment with the Company.

14. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company of any questions arising under this Agreement.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date first set forth above.

Sincerely,

HF FOODS GROUP INC.

By: ____________________________________________
Peter Zhang, Director and Chief Executive Officer

AGREED AND ACCEPTED:

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